Exhibit 10.1
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”), made and entered into this 24th day of February, 2025 (the “Effective Date”), by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and Samraat S. Raha (“Executive”).
WHEREAS, Executive currently is employed by Company as its Chief Operating Officer, pursuant to the terms of that certain employment agreement dated October 17, 2023 (the “COO Employment Agreement”);
WHEREAS, following the resignation of the Company’s current President and Chief Executive Officer, the Company wishes to employ Executive as its President and Chief Executive Officer (“PCEO”) on April 30, 2025 (the “Commencement Date”), and Executive wishes to accept the role of PCEO of the Company on such date following such resignation;
WHEREAS, Executive and the Company entered into a Severance and Change of Control Agreement dated December 11, 2023 (the “Original Severance Agreement”); and
WHEREAS, in accordance with Section 13(b) of the COO Employment Agreement, Executive and the Company desire to amend and entirely restate the COO Employment Agreement pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1.        Title; Role; Duties.
(a)        Executive shall continue to serve as the Company’s sole Chief Operating Officer in accordance with the terms and conditions of the COO Employment Agreement through the day before the Commencement Date (as defined below). The Company shall employ Executive as its sole PCEO beginning on the Commencement Date and continuing for the Term (as such terms are defined in Section 2). Executive accepts such employment upon the terms and conditions set forth herein. During the Term, Executive shall report solely to the Board of Directors of the Company (the “Board”). Executive shall have the duties, responsibilities and authorities normally associated with the position of chief executive officer of a company of a similar size and similar nature of the Company. Executive agrees to faithfully and diligently perform to the best of Executive’s ability the duties and responsibilities of his position as PCEO, as well as any such other duties and responsibilities (which are consistent with such position) as determined by the Board from time to time. Executive’s principal place of work for the Company shall be in the Company’s office locations in South San Francisco, California; provided, however, that Executive shall be permitted to work remotely in accordance with Company policy as it may be amended from time to time.
(b)        During the Term and except as expressly provided below, Executive shall devote all of Executive’s business time, energies and efforts to the business and affairs of the Company.

Exhibit 10.1
(c)        The Company shall appoint Executive as a member of the Board effective as of the Commencement Date. Should any term of Executive as a member of the Board end or be scheduled to end during the Term, the Company shall nominate Executive for re-election to the Board for any succeeding term(s) as a Board member that commence during the Term. Executive’s service as a Board member shall be without further compensation. Should Executive’s employment with the Company cease for any reason, whether voluntary or involuntary, Executive shall promptly resign any and all positions held by Executive with the Company and its subsidiaries, whether as an officer of the Company or member of the Board, or on the board of directors or managers of any subsidiary of the Company, or as a member of any committees thereof.
(d)    Notwithstanding the foregoing, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments, including the right to make passive investments in the securities of: (i) any entity which Executive does not control, directly or indirectly, provided that such entity does not compete with the Company; or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. For avoidance of doubt, Executive shall not be required to divest any of the debt/equity securities that Executive holds as of the Effective Date provided that Executive has disclosed to the Company prior to the Effective Date any such securities that Executive would be prohibited from owning pursuant to the foregoing sentence. Subject to the consent of the Board or a committee thereof and the procedures associated with obtaining same, Executive shall be permitted to sit on boards of directors or similar governing bodies of other businesses; provided that the Company acknowledges and agrees that Executive may continue to serve on the boards on which he currently serves and that he has disclosed to the Company (and applicable committees thereof) (including without limitation Araceli Biosciences). In addition, nothing in this Section 1 shall prevent or limit Executive’s involvement in civic and charitable activities so long as such activities do not interfere with Executive’s duties for the Company.
2.        Term; Termination.
(a)        Term. Executive’s employment hereunder shall commence on the Commencement Date and shall continue until terminated hereunder by either party. Such term of employment shall be referred to herein as the “Term.”
(b)        Separation Process and Requirements. Notwithstanding the at-will nature of employment, and subject to the terms and conditions of the Company’s Severance and Change of Control Agreement which shall become effective as of the Commencement Date (the “Severance Agreement”), attached hereto as Exhibit A:
(i)        In the event of a termination of employment by the Company based on Executive’s Disability (as defined in the Severance Agreement), termination shall occur upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice pursuant to the notice provisions of the Severance Agreement.

Exhibit 10.1
(ii)        In the event of a termination of employment by the Company for Cause (as defined in the Severance Agreement), termination shall occur upon written notice by the Company to Executive (following any cure period, if applicable) that Executive’s employment is being terminated for Cause, which termination shall be effective pursuant to the notice provisions of the Severance Agreement.
(iii)        In the event of a termination of employment by the Company for reasons other than Disability or Cause, termination shall occur upon written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice pursuant to the notice provisions of the Severance Agreement.
(iv)       In the event of a termination of employment by Executive for Good Reason (as defined in the Severance Agreement), termination shall occur upon written notice by Executive to the Company (following any cure period, if applicable) that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective pursuant to the notice provisions of the Severance Agreement.
(v)        In the event of a termination of employment by Executive without Good Reason, termination shall occur upon written notice by Executive to the Company that Executive is terminating Executive’s employment pursuant to the notice provisions of the Severance Agreement, provided that termination shall be effective at least thirty (30) days after the date of such notice, unless the Company elects an earlier effective date, which the Company may so elect in its sole discretion without such election modifying the nature of such termination.
For the avoidance of doubt, for the time period between the Effective Date through the day before the Commencement Date, the terms and conditions of the COO Employment Agreement and Original Severance Agreement shall remain in full force and effect as-is and applicable to Executive’s employment.
Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause (to the extent Cause exists and the applicable notice and cure periods have been satisfied) prior to the effective date of any other termination contemplated hereunder.
Any notice of termination of Executive’s employment shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
To the extent any conflict exists between a provision of this Section 2(b) of this Agreement and a provision of the Severance Agreement, the provision of the Severance Agreement shall govern.
(c)        Eligibility for Severance and Change in Control Agreement. The Company shall offer Executive, and Executive shall be eligible for benefits under, the Severance Agreement, in accordance with the terms of such Severance Agreement. Except as expressly described in the

Exhibit 10.1
Severance Agreement, Executive shall not be eligible for any other payments or other forms of compensation or benefits in the event of a termination, and the payments and benefits expressly described in the Severance Agreement shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement.
(d)        Resignation of All Other Positions. Without limiting the application of Section 1(c), on termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an employee, officer, director, or manager of the Company or any of its affiliates.
3.        Compensation.
(a)        Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of nine hundred twenty thousand dollars ($920,000.00), subject to withholdings and deductions in accordance with applicable law. Executive’s Base Salary shall be reviewed annually and may be increased, but not decreased (other than a reduction of similar magnitude to the base salaries of Company senior executives if there is a reduction of the Company’s senior executive base salaries generally), from time to time from the level then in effect. The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time.
(b)        Annual Cash Incentive Bonus. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) in a target amount equal to one hundred percent (100%) of Executive’s Base Salary. The Annual Bonus amount shall be determined as part of the Company’s Management Business Objectives (“MBO”) program, which includes the assessment of Executive’s performance in established areas, the Company’s financial performance, and other factors. The Compensation and Human Capital Committee of the Board (the “Compensation Committee”), after consultation with Executive, shall in its sole discretion approve MBOs for Executive for each fiscal year of the Company during the Term, which MBOs may consist of individual objectives, pre-established financial performance targets for the Company such as revenue and adjusted operating income, and other objectives. The Annual Bonus shall be paid to Executive during the calendar year immediately following the calendar year in which it was earned, with the expectation that the payment shall be made no later than May 30 of the applicable year; Executive must be employed by the Company through the earlier of the date of the Annual Bonus payment or May 30 of such applicable year in order to earn and receive any such Annual Bonus.
(c)        Sign-On Bonus. The Company and Executive acknowledge that Executive received a one-time sign-on bonus (the “Sign-On Bonus”) in the amount of five hundred thousand dollars ($500,000.00), paid on the Company’s first regularly scheduled payroll date in January 2024. Executive acknowledges and agrees that if Executive voluntarily terminates employment with the Company (for any reason other than death, Disability, or Good Reason) or the Company terminates Executive’s employment for Cause within two (2) years following December 11, 2023 (the “COO Commencement Date”) (either a “Disqualifying Termination”),

Exhibit 10.1
then Executive shall be required to repay to the Company some of the Sign-On Bonus in accordance with the following terms: if the Disqualifying Termination date occurs before the second anniversary of the COO Commencement Date, then Executive shall repay to the Company a portion of the Sign-On Bonus amount (with such portion equal to the product of $250,000.00 multiplied by the difference of 1 minus the quotient of the number of days between the first anniversary of the COO Commencement Date and the Disqualifying Termination date, divided by 365). Any such repayment of the Sign-On Bonus shall be remitted to the Company within thirty (30) calendar days of the Disqualifying Termination and Executive authorizes and permits the Company to deduct any outstanding repayment amounts from amounts otherwise scheduled to be paid to Executive, to the extent permitted by applicable law. For avoidance of doubt, if Executive’s employment terminates for any reason other than a Disqualifying Termination, Executive shall retain the entire Sign-On Bonus.
(d)        Previous Equity Grants. The Company and Executive acknowledge that the Company has granted to Executive restricted stock units (“RSUs”) with respect to the Company’s common stock, $0.01 par value per share (“Common Stock”). Such previously granted RSUs remain subject to the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Equity Plan”), and the terms of the Company’s Restricted Stock Unit Agreement (each as applicable, a “RSU Agreement”) executed by Executive pursuant thereto.
(e)        Promotion RSU Grant. The Company shall (on or before June 30, 2025) grant Executive 141,050 RSUs in the form of performance RSUs (“Promotion RSUs”). The Promotion RSUs shall have a performance-based vesting condition, and shall vest as follows: (i) one quarter (25%) of the Promotion RSUs shall vest upon Achievement (as defined below) of a stock price that exceeds 1.5x the closing price of the Company’s common stock on the Commencement Date; (ii) one quarter (25%) of the Promotion RSUs shall vest upon Achievement (as defined below) of a stock price that exceeds 2.0x the closing price of the Company’s common stock on the Commencement Date; (iii) one quarter (25%) of the Promotion RSUs shall vest upon Achievement (as defined below) of a stock price that exceeds 2.5x the closing price of the Company’s common stock on the Commencement Date; (iv) one quarter (25%) of the Promotion RSUs shall vest upon Achievement (as defined below) of a stock price that exceeds 3.0x the closing price of the Company’s common stock on the Commencement Date; provided that no portion of the Promotion RSUs may vest earlier than the first (1st) anniversary of the Commencement Date. “Achievement” of each applicable stock price milestone shall be based on the average of the closing stock prices of the Common Stock on the Nasdaq Stock Market for a period of twenty (20) consecutive trading days exceeding such milestone. The Promotion RSUs shall be subject to Executive’s continuous service with the Company through each vesting date and subject to the 2017 Equity Plan and standard form of RSU Agreement executed by Executive pursuant thereto. Notwithstanding anything to the contrary, the provisions of the 2017 Equity Plan relating to a Corporate Transaction as described in Section 18(b)(i) therein shall apply to the entire award of Promotion RSUs (including any unvested portion of the Promotion RSUs), including without limitation in the event of a Corporate Transaction occurring prior to the first (1st) anniversary of the Commencement Date.

Exhibit 10.1
(f)    2025 Annual Equity Grant. Executive also shall be granted an annual equity award of RSUs valued at six million dollars ($6,000,000.00) (the “2025 Grant”) at the time that 2025 annual awards are granted to other senior Company executives (but in any event not later than June 30, 2025), with the value of the 2025 Grant based on a valuation method applicable to other senior Company executives receiving annual equity awards in 2025, as determined by the Compensation and Human Capital Committee of the Board (the “Compensation Committee”) in its discretion, with the final award amount to be determined by the Compensation Committee in its discretion in a manner no less favorable for Executive than the method used for any other senior Company executive, applied as of the grant date of the applicable award. The 2025 Grant shall consist of: (i) fifty percent (50%) RSUs subject to time-based vesting conditions (with a vesting start date and vesting schedule applicable to other senior Company executives receiving annual equity awards in 2025, as determined by the Compensation Committee in its discretion, and in no event less favorable for Executive than the vesting start date and vesting schedule applicable to any other senior Company executive); and (ii) fifty percent (50%) RSUs subject to vesting upon meeting certain performance metrics and time-based vesting conditions applicable to other senior Company executives, and in no event less favorable for Executive than the performance metrics and time-based vesting conditions applicable to any other senior Company executive. The 2025 Grant shall be subject to Executive’s continuous service with the Company through each vesting date and subject to the 2017 Equity Plan, standard form of RSU Agreement executed by Executive pursuant thereto, and as determined by the Compensation Committee in its sole discretion.
(g)        Paid Time Off. Executive may take paid time off each year, to be scheduled to minimize (to the extent reasonably possible) disruption to the Company’s operations, pursuant to the terms and conditions of the Company’s policies and practices as applied to the Company’s senior executives.
(h)        Fringe Benefits; Insurance. Executive shall be entitled to participate in all benefit, retirement, and welfare plans and fringe benefits provided to other senior Company executives, if and when the Company offers such plans and benefits, subject to the terms of each applicable plan. Executive understands that, except when prohibited by applicable law or the terms of the applicable plan, the Company’s benefit and retirement plans and fringe benefits may be amended or terminated by the Company from time to time in its sole discretion. Executive shall be covered, to the same extent as other senior Company executives, under any Company maintained directors and officers errors and omissions liability insurance policy.
(i)        Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies and procedures with respect thereto as in effect from time to time. Executive shall travel via first class or business class for all business-related travel. Without limiting the foregoing, within 30 days after the Effective Date, the Company shall pay Executive or Executive’s legal counsel for legal fees in an amount not to exceed twenty thousand dollars ($20,000.00) incurred in connection with this Agreement and its exhibits and related materials. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the

Exhibit 10.1
Internal Revenue Code of 1986, as amended (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Executive’s employment with the Company; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
4.        Forfeiture/Clawback. Any amounts payable hereunder or in the future by the Company are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executive. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
5.        Indemnification. Executive remains entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Utah law, and the Company’s Certificate of Incorporation, By-Laws and standard Director and Executive Officer Indemnification Agreement. By signing this Agreement, the Company and Executive each expressly restate and reaffirm their rights and obligations under the Director and Executive Officer Indemnification Agreement dated December 11, 2023, which agreement is expressly incorporated herein by reference and shall survive and remain applicable to the Company and Executive pursuant to its terms.
6.        Confidentiality; Restrictive Covenants; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of Executive’s employment hereunder, Executive entered into the Company’s Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement dated October 17, 2023. By signing this Agreement, the Company and Executive each expressly restate and reaffirm their rights and obligations under such Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement, which agreement is expressly incorporated herein by reference and shall survive and remain applicable to the Company and Executive pursuant to its terms.
7.        Return of Property and Records. Upon the termination of Executive’s employment hereunder for any reason, Executive shall: (a) return to the Company all Company confidential information and copies thereof (regardless of how such confidential information or copies are maintained) then in Executive’s possession or control; and (b) deliver to the Company any property of the Company which may be in Executive’s possession or control, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided that Executive may retain copies of applicable benefit plans, contracts to which he personally (i.e., not in his capacity as a Company employee) is a party, and his personal contacts, calendars, and correspondence. For avoidance of doubt, Executive shall keep his cell phone number as his own personal property.

Exhibit 10.1
8.        Certification Regarding Conflicting Obligations. Executive hereby represents and warrants that: (a) the execution of this Agreement and the performance of Executive’s obligations hereunder shall not breach or be in conflict with any other agreement to which Executive is a party or is bound, or any other obligation or undertaking of Executive; (b) Executive is not subject to any covenant against competition or similar covenant, or any court order, or any other legal obligation that would restrict, limit or affect the performance of Executive’s obligations hereunder; and (c) all facts Executive has presented to the Company are accurate and true in all material respects. Executive agrees that (y) Executive shall not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent; and (z) Executive shall be subject to the Company’s Stock Ownership Guidelines, as such guidelines are amended from time to time.
9.        Taxation. All compensation, payments and benefits provided to Executive hereunder shall be subject to applicable and customary withholdings and deductions as required under law, statute, regulation, rule or term of any employee benefit plan in which Executive participates.
10.        Code Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A, as set forth in greater detail in the Severance Agreement.
11.        Code Section 280G. Executive and the Company are bound by the Code Section 280G provisions set forth in greater detail in the Severance Agreement.
12.        Cooperation. The parties agree that certain matters in which Executive shall be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall reasonably cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, except for any cooperation relating to any litigation or similar proceeding involving the Company, shall compensate Executive (using an hourly rate equal to Executive’s final Base Salary divided by 2,080) for any time expended in excess of twenty hours under this Section 12.
13.        General.
(a)        Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail. All notices, requests, consents and other communications hereunder shall be deemed to have been given either: (A) if by hand, at the time of the delivery

Exhibit 10.1
thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.
Notices to Executive shall be sent to:
The last known address in the Company’s records or such other address as Executive may specify in writing.
Notices to the Company shall be sent to:
Myriad Genetics, Inc. 322 North 2200 West
Salt Lake City, Utah 84116
Attn: Chair, Board of Directors
Attn: Chief Legal Officer

or to such other the Company representative as the Company may specify in writing.
(b)        Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(c)        Assignment. The Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
(d)        Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Utah, and shall be commenced and maintained solely in any state or federal court located in the State of Utah, and both parties hereby submit to the jurisdiction and venue of any such court.
(e)        Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

Exhibit 10.1
(f)        Entire Agreement. As of the Commencement Date, this Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. Except as otherwise expressly provided in Section 2(b), to the extent any conflict exists between any provision of this Agreement and any other provision of any agreement between the parties (including without limitation the COO Employment Agreement or Executive’s October 16, 2023 offer letter agreement with the Company or any exhibit to this Agreement or any RSU Agreement) or any Company policy, the provision of this Agreement shall govern.
(g)        Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.
(h)        No Mitigation. Except as required by applicable law or any Company clawback policy applicable to other senior Company executives, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement (or its exhibits), nor shall the amount of any payment or benefit under this Agreement (or its exhibits) be reduced by any compensation earned by Executive as a result of employment by another employer, other than as described in Section 2(c)(iv) and Section 2(e)(iv) of the Severance Agreement.
[Signature Page to Follow]

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE	MYRIAD GENETICS, INC.
/s/ Samraat S. Raha	/s/ S. Louise Phanstiel
Name: Samraat S. Raha	Name: S. Louise Phanstiel

Exhibit 10.1
Exhibit A

Severance and Change of Control Agreement

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